                                                                    EXHIBIT 99.4

            UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

                            2001 FINANCIAL STATEMENTS

            UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

                                  BALANCE SHEET

                                DECEMBER 31, 2001

                                     ASSETS

Cash and cash equivalents                                                       $   1,041,936
Accounts receivable
  Customers, less allowance of $725,828                                             6,462,796
  Affiliates                                                                          750,202
  Roaming                                                                           3,330,383
  Other                                                                                20,868
Inventory                                                                             451,915
Other current assets                                                                  337,942
                                                                                -------------
   Total current assets                                                            12,396,042

Property, plant and equipment, net of accumulated depreciation of $46,591,730      65,060,560
Other deferred charges, net of accumulated amortization of $169,912                   513,351
Investment in licenses, net of accumulated amortization of $5,589,659              20,306,443
                                                                                -------------
   Total assets                                                                 $  98,276,396
                                                                                =============

                         LIABILITIES AND MEMBERS' EQUITY

Accounts payable and accrued expenses                                           $   5,558,638
Accounts payable - affiliates                                                       3,635,434
Notes payable - affiliate                                                          44,167,150
Current maturities of long-term debt - affiliate                                    1,615,250
Deferred revenues and customer deposits                                             2,861,261
Other current liabilities                                                           1,565,690
                                                                                -------------
   Total current liabilities                                                       59,403,423

Deferred revenues and other deferred credits                                        1,212,560
   Total liabilities                                                               60,615,983

Members' equity                                                                    37,660,413
                                                                                -------------

   Total liabilities and members' equity                                        $  98,276,396
                                                                                =============

            UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

                             STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2001

Revenues                                                           $ 92,640,342

Expenses:
  Cost of equipment sold                                              4,714,860
  System operations                                                  24,644,289
  Marketing and selling                                              16,038,836
  General and administrative                                         25,971,481
  Depreciation and amortization                                      11,334,604
                                                                   ------------
    Total expenses                                                   82,704,070
                                                                   ------------
Operating income                                                      9,936,272

Interest expense - affiliate
                                                                     (2,821,304)
Other income (expense), net                                             140,749
                                                                   ------------
Net income                                                         $  7,255,717
                                                                   ============

            UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                                              $   7,255,717
        Add (deduct) adjustments to reconcile net income to
          net cash provided by operating activities:
          Depreciation and amortization                                            11,334,604
          Gain on disposal                                                            (17,698)
          Change in accounts receivable                                               484,768
          Change in inventory                                                         489,109
          Change in accounts payable and accrued expenses                          (4,448,054)
          Change in deferred revenues, deferred credits and customer deposits        (341,247)
          Change in other deferred charges                                           (402,011)
          Change in other assets and liabilities                                     (967,640)
                                                                                -------------
        Net cash provided by operating activities                                  13,387,548
                                                                                -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
        Change in notes payable-affiliate                                          18,995,000
        Change in current maturities of long-term debt-affiliates                    (538,417)
        Change in long-term debt-affiliate                                         (1,615,250)
        Capital distributions                                                      (6,914,800)
                                                                                -------------
        Net cash provided by financing activities                                   9,926,533
                                                                                -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
        Net additions to property, plant and equipment                            (22,278,885)
                                                                                -------------
        Net cash required for investing activities                                (22,278,885)
                                                                                -------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                           1,035,196

CASH AND CASH EQUIVALENTS
        Beginning of period                                                             6,740
                                                                                -------------
        End of period                                                           $   1,041,936
                                                                                =============

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                                        5

            UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

                     STATEMENT OF CHANGES IN MEMBERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                              United States
                                                            Cellular Operating     Independent
                                            Tulsa General       Company of          Cellular        North Carolina
                                            Partner, Inc.      Tulsa, Inc.       Telephone,L.L.C.     RSA #4, Inc.      Total
                                            -------------   ------------------   ----------------   --------------   ------------
Members' equity, December 31, 2000          $     376,766   $       12,537,543   $     16,588,520   $    7,816,667   $ 37,319,496
Capital distributions                             (69,840)          (3,383,410)        (3,073,630)        (387,920)    (6,914,800)
2001 Net income                                    73,282            3,550,222          3,225,167          407,046      7,255,717
                                            -------------   ------------------   ----------------   --------------   ------------
Members' equity, December 31, 2001          $     380,208   $       12,704,355   $     16,740,057   $    7,835,793   $ 37,660,413
                                            =============   ==================   ================   ==============   ============

            UNITED STATES CELLULAR TELEPHONE OF GREATER TULSA, L.L.C.

                          NOTES TO FINANCIAL STATEMENTS

(1)  ORGANIZATION:
     United States Cellular Telephone Company (Greater Tulsa) (the "Partnership") was formed on February 24, 1984, under the laws of the State of Oklahoma for the purpose of providing cellular telephone service in the Tulsa, Oklahoma Metropolitan Statistical Area ("MSA").

     On February 1, 1994, the Partnership acquired 100% of the stock of Oklahoma RSA #6, Inc. (the "Corporation") at which time the Corporation was dissolved and its assets and liabilities were distributed to the Partnership. The Corporation was a wholly-owned subsidiary of United States Cellular Corporation ("USCC"). The assets and liabilities were recorded at historical cost by the Partnership. This acquisition allows the Partnership to provide cellular telephone service in the Oklahoma Rural Service Area ("RSA") NO. 6.

     On May 31, 1995, North Carolina RSA #4, Inc. ("NC RSA 4") contributed all its right, title, and interest in the Oklahoma RSA No. 4 ("OK RSA 4") Federal Communications Commission wireline authorization (serving Craig, Nowatta, Ottawa and Washington counties) to the Partnership for a 5.61% interest. The contribution reduced the ownership percentage of United States Cellular Operating Company of Tulsa, Inc. ("USCOC of Tulsa") from 54.54% to 48.93%. The remaining partners agreed to make cash contributions to the Partnership to maintain their respective partnership interests.

     Prior to December 31, 1997, Independent Cellular Telephone Company, Inc. ("ICTC"), an Oklahoma corporation, and Independent Cellular Telephone Company ("ICTLP"), an Oklahoma limited partnership, reorganized their respective ownership structures. ICTLP was dissolved and liquidated and the 44.45% limited partner interest in the Partnership held by ICTLP was acquired by Independent Cellular Telephone, L.L.C. ("ICTLLC"), an Oklahoma limited liability company.

     On December 31, 1997, ICTLLC, Tulsa General Partner, Inc., ("TGP") USCOC of Tulsa and NC RSA 4 entered into a Sixth Amendment to the Certificate and Agreement of Limited Partnership pursuant to which ICTLLC was admitted as a partner in the Partnership, the Partnership elected to be governed by the Oklahoma Revised Uniform Limited Partnership Act rather than by the Oklahoma Uniform Limited Partnership Act and the Partnership changed its name to "United States Cellular Telephone Company (Greater Tulsa), L.P." The Partnership filed an Amended Certificate of Oklahoma Limited Partnership with the Oklahoma Secretary of State on December 31, 1997.

     Immediately thereafter, Articles of Organization were filed with the Oklahoma Secretary of State forming United States Cellular Telephone of Greater Tulsa, L.L.C. (the "Company"), an Oklahoma limited liability company, with each partner of the Partnership holding a membership interest in the Company equal in percentage to its respective partnership interest in the Partnership. In addition, the members of the Company entered into a Limited Liability Company Agreement dated as of December 31, 1997 (the "Initial LLC Agreement").

     Upon its formation, the Company entered into an Agreement of Merger, dated as of December 31, 1997, with the Partnership. Pursuant to the Agreement of Merger, the Partnership was merged with and into the Company (the "Merger"), with the Company surviving the Merger. As a result of the Merger, the membership interests in the Company existing immediately prior to the Merger were canceled and the partnership interests in the Partnership existing immediately prior to the Merger were converted into membership interests in the Company. In addition, the Initial LLC Agreement was amended and restated in its entirety as the Amended and Restated Limited Liability Company Agreement, dated as of
December 31, 1997. The Merger was effectuated by filing Articles of Merger with the Oklahoma Secretary of State on December 31, 1997.

     The members and their respective interests at December 31, 2001 are:

     TGP                                                       1.01%
     USCOC of Tulsa                                           48.93%
     ICTLLC                                                   44.45%
     NC RSA 4                                                  5.61%

     Profits and losses are allocated based on respective membership interests. Distributions are made quarterly at the discretion of the managing member based on respective membership interests.

     TGP holds a 1.01% membership interest. TGP is a corporation in which USCOC of Tulsa owns 51% and ICTC owns 49%. Both USCOC of Tulsa and NC RSA 4 are 100.0%-owned subsidiaries (indirectly) of USCC. USCC is an 82.2%-owned subsidiary of Telephone and Data Systems, Inc. ("TDS").

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. DEPRECIATION - Depreciation is computed using the straight-line method over the useful lives of the assets, which are estimated to be 3 to 25 years.

     b. REVENUES - Revenues primarily consist of charges to customers for monthly access, cellular airtime and data usage, roamer revenue (inbound and outbound), equipment sales, long distance charges and vertical services. The Company recognizes service revenues as rendered. Activation and reconnection fees are recognized over average customer service periods. Unbilled revenues, resulting from cellular service provided from the billing cycle date to the end of December and from other cellular carriers' customers using the Company's cellular system for the last half of December, are estimated and recorded. Revenues earned but unbilled at December 31, 2001 were $1,682,214 and are included in accounts receivable. Equipment sales are recognized upon delivery to the customer and reflect charges to customers for cellular telephone user equipment purchased.

     c. CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash and those short-term, highly liquid investments with original maturities of three months or less. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

          Included in cash and cash equivalents at December 31, 2001 are due-on-demand funds invested in CellVest, Inc., which is a wholly-owned subsidiary of USCC. CellVest is a fund that purchases government and high grade investment securities for the benefit of fund participants. The Company owns a proportionate share of the fund based upon its account balance as a percentage of the total assets in the fund. Interest income earned by the fund, net of direct expenses, is passed through to the Company based upon the Company's average daily balance in the fund.

     d. ACCOUNTS RECEIVABLE - Accounts receivable consists of amounts owed by customers for both service provided and equipment sales, by affiliated entities, and by other cellular carriers as a result of these carriers' customers using the Company's cellular system.

     e. INVESTMENT IN LICENSES - Investment in licenses consists of the costs of acquiring Federal Communications Commission licenses. These costs include amounts paid for legal, engineering and consulting services and amounts incurred by the Company in acquiring these interests. NC RSA 4 contributed the OK RSA 4 license valued at $6,450,506 during 1995. License costs are being amortized over 40 years. Amortization expense was $641,254 for the year ended December 31, 2001.

     f. DEFERRED REVENUES - Deferred revenues primarily represent monthly access fees billed in advance and deferred activation and reconnection fees. Access fee revenues are recognized in the following month when service is provided. Activation and reconnection fee revenues are recognized ratably over customer service periods averaging 48 months and 6 months, respectively.

     g. PENSION PLAN - Employees, who manage the daily operations of the Company, are eligible for Telephone and Data Systems, Inc. Wireless Companies' Pension Plan (the "Pension Plan"). The Pension Plan is a qualified noncontributory defined contribution pension plan, which began effective January 1, 1994. It provides pension benefits for all employees of USCC and its subsidiaries. Under this plan, pension benefits and costs are calculated separately for each participant and are funded currently. The Company's pension costs were $125,196 for the year ended December 31, 2001.

     h. INCOME TAXES - No provision has been made for federal and state income taxes as these taxes are the responsibility of the individual members.

     i. USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, but management believes they will not be material.

     j.   SUPPLEMENTAL CASH FLOW DISCLOSURES
          The Company paid interest in the amount of $2,557,615 for the year ended December 31, 2001.

          Net additions to property, plant and equipment during 2001 include net transfers to affiliates of USCC. These assets were transferred in at a net book value of $120,774 and transferred out at a net book value of $58,873 and as such, no gains or losses were recorded. Certain assets were also disposed of for a gain of $17,698 during 2001. The gain is included in other income (expense), net.

     k. ADVERTISING COSTS - The Company expenses advertising costs as incurred. Advertising costs totaled $4,120,322 for the year ended December 31, 2001.

     l. LONG - LIVED ASSETS - The management of the Company reviews for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Impairment losses are recognized when the expected future cash flows, undiscounted, are less than the asset's carrying value. No such impairment losses were recorded in 2001.

     m. INVENTORIES - Inventories consist of cellular telephone equipment and are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

(3)  LEASE COMMITMENTS:
     The Company leases office locations, cell site locations and retail locations under operating leases. Rent expense totaled $982,849 for the year ended December 31, 2001. Rent expense for the office locations is included in general and administrative expense, rent expense for the cell site locations is included in system operations expense and rent expense for the retail locations is included in marketing and selling expense.

     Future minimum rental payments required under these operating leases, which have an initial noncancellable lease term of more than one year as of December 31, 2001, are as follows:

          2002                                           $     808,146
          2003                                                 699,383
          2004                                                 663,721
          2005                                                 631,406
          2006                                                 516,306
          Thereafter                                         5,938,532
                                                         -------------

          Total                                          $   9,257,494
                                                         =============

(4)  PROPERTY, PLANT AND EQUIPMENT:
     Property, plant and equipment in service and under construction is stated at cost and consist of:

                                                              December 31,
                                                                 2001
                                                             -------------
          Land and land improvements                         $   5,891,897
          Leasehold improvements                                 8,071,758
          Buildings and equipment                               95,174,573
          Furniture and office equipment                         1,920,964
          Vehicles                                                 593,098
                                                             -------------
                                                               111,652,290
          Less accumulated depreciation                         46,591,730
                                                             -------------

          Net property, plant and equipment                  $  65,060,560
                                                             =============

Included in the above balance is plant under construction of $1,883,481.

(5)  NOTES PAYABLE - AFFILIATE:
     The Company has notes payable to USCC of $44,167,150 at December 31, 2001. These notes bear interest of 1.90% over the 90-day Commercial Paper Rate of high-grade, unsecured notes and are due upon demand. The interest rate for the Notes payable - affiliate was 6.98% for 2001. The carrying value of the Company's borrowings from USCC approximates its fair value, as the notes payable
- affiliate are variable debt with the interest rate based on the Commercial Paper Rate.

(6)  LONG TERM DEBT - AFFILIATE:
     Since 1991, USCC entered into agreements with Northern Telecom Finance Corporation ("NTFC") that included a commitment by NTFC to finance equipment purchases made and construction costs incurred by certain entities managed by USCC. Any borrowings made by USCC were loaned to the individual entity which made the purchases and incurred the costs. These borrowings are collateralized by a secured interest in the tangible assets (excluding customer accounts receivable) and intangible assets of the Company (excluding any interest in the Company's Federal Communications Commission license).

     Effective January 1, 1996, interest accrues at an interest rate of 1.90% over the 90-day Commercial Paper Rate of high-grade, unsecured notes.

     During 1997, USCC paid off the debt to NTFC, however the Company's debt to USCC remains, with the same collateral requirements and interest rate, except USCC now holds the security interest in the collateral.

     The carrying value of these borrowings approximates fair value. The fair value of the long-term debt is estimated using a discounted cash flow analysis.

     Following are maturities of long-term debt for the term of financing:

          2002                                            $   1,615,250
                                                          -------------
          Total                                           $   1,615,250
                                                          =============

(7)  CONCENTRATION OF CREDIT RISK:
     The Company provides cellular service and sells cellular telephones to a diversified group of consumers within a concentrated geographical area. The Company performs credit evaluations of its customers and generally does not require collateral. Receivables are generally due within 30 days.

(8)  TRANSACTIONS WITH RELATED PARTIES:
     USCC and certain affiliates of TDS provide the Company with centralized management, accounting, customer service, consulting and computer services which resulted in net billings to the Company of $18,433,048 during 2001. The Company earned roaming revenue of $1,227,878 and incurred roaming expenses of $1,810,487 from certain affiliates of USCC during 2001. The Company earned net switching revenue of $128,890 from certain affiliates of USCC during 2001. The Company also provided administrative and other services to certain affiliates of USCC which resulted in net billings to those affiliates of $1,595,239 during 2001. Management believes that all affiliated expenses, costs, and revenues applicable to the Company are representative of what they would have been if the Company operated on a stand-alone basis.